UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2008

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

0-12788	42-0935283
(Commission File Number)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive Offices)	(Zip Code)

515/965-6100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2008, John G. Harmon, Senior Vice President and Secretary of Casey’s General Stores, Inc. (the “Company”), submitted his resignation to the Company, effective immediately. In connection with the resignation, the Company and Mr. Harmon executed and entered into a Severance Agreement dated January 17, 2008 (the “Agreement”).

The Agreement generally provides that Mr. Harmon will provide transition assistance to the Company and continue to receive his current salary until April 30, 2008. Mr. Harmon also will receive a pro-rata share of any bonus awarded for the 2008 fiscal year. Commencing May 1, 2008 and continuing for 20 years thereafter, the Company will make payments to Mr. Harmon of $71,250 per year. The Company also will continue to provide group health insurance coverage to Mr. Harmon and his spouse for the same period of time, or until Medicare coverage becomes available to them.

Under the Agreement, Mr. Harmon and the Company provide each other with a mutual release of all claims they may have against the other (except no claims are being released by the Company with respect to any violations of law or misrepresentations or omissions by Mr. Harmon), including those that may arise under Mr. Harmon’s prior employment agreement and the SERP. The Agreement also contains provisions requiring Mr. Harmon to maintain the confidentiality of all Company trade secrets and other non-public information obtained by him during the term of his employment, and also restricts his employment in competition with the Company for a period of three years.

A complete copy of the Agreement with Mr. Harmon is being filed as Exhibit 99.1 to this Current Report, and is incorporated herein by this reference.

The Board of Directors has appointed Brian Johnson (currently the Director of Finance for the Company) to the position of Director of Finance and Corporate Secretary, effective as of January 15, 2008.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The exhibit accompanying this report is listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

Date: January 17, 2008	By:	/s/ William J. Walljasper
William J. Walljasper
Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit	Description

99.1	Severance Agreement with John G. Harmon